EXHIBIT  99.1

NEWS RELEASE

Contact: John O. Muse,
Executive Vice President of Finance and Administration, or
Brad Phillips, Treasurer
Phone: 972-717-0300

DARLING INTERNATIONAL ANNOUNCES
NEW APPOINTMENT TO BOARD OF DIRECTORS
Company Names John D. March as Independent Director
MARCH 11, 2008 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today announced the appointment of John D. March to the Board of Directors.  Mr. March joins the board as an independent director, and his appointment is effective immediately.

The appointment of Mr. March will expand the total number of directors to seven.  Committee assignments have yet to be made.

Mr. March previously was Corporate Vice President Platform Leader – Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients – North America.  He was elected in January 2000 and served in that role until his retirement.  Additionally, Mr. March has served as President of the World Oilseeds Processing Group since January 1998 and is a past Chairman of the National Oilseeds Processors Association.

"We are pleased to further strengthen our board with the appointment of an independent director who is an experienced leader in a diverse and global environment with tremendous expertise in our industry,” said Randy Stuewe, Chairman and CEO of Darling International.  “In addition to his strong customer focus, John brings valuable agribusiness experience to our company, and we will benefit from his depth of knowledge and leadership that was groomed during his 37 years at Cargill.”

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants. For additional information, visit the company’s Web site at www.darlingii.com.

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